FOR IMMEDIATE RELEASE
Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com

Smithfield Foods Reports Record Fourth Quarter and Full Year Results

SMITHFIELD, Virginia (June 16, 2011)-Smithfield Foods, Inc. (NYSE: SFD) today reported record fiscal 2011 fourth quarter and full year results. All comparisons are to the fourth quarter and full fiscal year 2010.

Fourth Quarter Highlights

•	Net income was $98.4 million, or $.59 per diluted share, an improvement of $103 million

•	Adjusted EPS of $.85 was record high for the fourth quarter

•	Fourth consecutive quarter of record year over year earnings

•	Consolidated operating profit improved $227 million

◦	Pork segment produced record fourth quarter operating profit

▪	Pork earnings increased 77%

▪	Fresh pork operating profit improved by $106 million

▪	Packaged meats results remained strong at $80 million

◦	Hog Production segment operating results increased $171 million

•	Strong export demand continued, particularly from Asian markets

•	Consolidated sales increased 7% to $3.1 billion

Full Year Highlights

•	Net income was $521.0 million, an improvement of $622 million

•	EPS of $3.12 was record high for a fiscal year

•	Consolidated operating profit improved more than $1 billion

◦	Pork segment produced record operating profit for the fourth consecutive year

▪	Pork earnings increased 40%

▪	Fresh pork operating profit improved $345 million

▪	Packaged meats results remained strong at $347 million

◦	Hog Production segment operating results increased $764 million

•	Robust demand for U.S. pork exports led to significant margin expansion in fresh pork complex

•	Consolidated sales increased 9% to $12.2 billion

Financial Management Highlights

•	Repurchased $391 million of 2013 and 2014 notes in fourth quarter

•	Retired $913 million of total debt during fiscal year

•	Closed two new working capital facilities totaling $1.2 billion and extended $200 million term loan subsequent to year end

◦	Lowered interest expense

◦	Increased liquidity

Following are the company's sales, operating profit and margin by segment (dollars in millions):

	Three Months Ended				Twelve Months Ended
	May 1, 2011		May 2, 2010		May 1, 2011		May 2, 2010
Sales:
Pork
Fresh Pork	$1,206.4		$1,108.9		$4,542.7		$4,199.7
Packaged Meats	1,481.2		1,324.5		5,721.2		5,126.6
Total Pork	2,687.6		2,433.4		10,263.9		9,326.3

Hog Production	700.3		666.5		2,705.1		2,207.8
International	339.1		312.0		1,340.7		1,277.2
Other	—		28.1		74.7		153.3
Total segment sales	3,727.0		3,440.0		14,384.4		12,964.6
Intersegment	(610.6)		(529.8)		(2,181.7)		(1,762.0)
Consolidated	$3,116.4		$2,910.2		$12,202.7		$11,202.6

Operating profit (loss) and margin %:
Pork
Fresh Pork	$116.8		$10.6		$406.5		$61.1
Packaged Meats	79.6		100.6		346.9		477.6
Total Pork	196.4	7%	111.2	5%	753.4	7%	538.7	6%

Hog Production	84.5	12%	(86.2)	(13)%	224.4	8%	(539.2)	(24)%
International	12.8	4%	23.9	8%	115.9	9%	127.9	10%
Other	—	N/A	2.4	9%	(2.4)	(3)%	3.6	2%
Corporate	(27.1)		(12.0)		3.7		(68.2)
Consolidated	$266.6	9%	$39.3	1%	$1,095.0	9%	$62.8	1%

Sales for the fourth quarter of fiscal 2011 were $3.1 billion, up 7%. Fiscal 2011 sales increased 9% to $12.2 billion. The increase in both periods is primarily attributable to higher average unit selling prices in the Pork segment and higher live hog market prices.

The company reported net income in the fourth quarter of $98.4 million ($.59 per diluted share) compared to a net loss of $(4.6) million ($(.03) per diluted share) last year, an improvement of $103.0 million. For fiscal 2011, the company reported net income of $521.0 million ($3.12 per diluted share) compared to a net loss of $(101.4) million ($(.65) per diluted share) last year, an improvement of $622.4 million.

Results for the fourth quarter include a pre-tax charge on the early retirement of debt of $71.1 million, or $.26 per diluted share. Excluding this charge, adjusted earnings per share is $.85 per diluted share on a non-GAAP basis.

Commentary
“Fiscal 2011 was an outstanding year for Smithfield and I applaud the remarkable performance of our employees in producing these results. This year's earnings far exceeded those of our last record year and demonstrated an important shift in the key drivers of our business model toward consumer packaged meats, as more than two-thirds of our profits were generated by the Pork segment,” said C. Larry Pope, president and chief executive officer.

“Industry fundamentals were very supportive of record profitability in fiscal 2011. Strong global demand for pork, coupled with tight supplies, generated record margins in our fresh pork business. At the same time, Hog Production segment earnings improved significantly, as lower hog inventories boosted live hog market prices and favorable grain hedges yielded raising costs in the mid $50s per hundredweight for the year,” he continued.

“In addition, we continued to leverage our restructured Pork Group to effectively maintain pricing and deliver normalized margins in our packaged meats business despite substantial increases in raw material costs. This year we accomplished double digit growth in several of our key strategic brands and product categories including Armour LunchMakers, Curly's Barbecue, Kretschmar Deli and Smithfield Marinade," Mr. Pope stated.

“Last year we initiated a plan to improve our balance sheet and we are pleased to report that we have largely achieved the goals set forth in that plan. Over the past year, we utilized cash to repurchase nearly $1 billion in debt, negotiated new revolving credit facilities to significantly reduce interest expense, extended and smoothed maturities, and improved our credit metrics, while ensuring ample liquidity,” he commented.

Fourth Quarter Results

Pork
Fresh Pork
Fresh pork margins were exceptional at 10%, or $17 per head, reflecting a balanced supply and demand dynamic, fueled by strong exports. Volume declined 9%, as the company processed 11% fewer hogs, and was primarily attributable to the closure of the Sioux City, Iowa plant in April 2010.

Packaged Meats
Packaged meats margins were in the normalized range at 5%, or $.12 per pound, as the company continued to capitalize on its closely coordinated sales and marketing platform to pass through nearly 100% of raw material price increases. Branded packaged meats sales dollars increased more than 12%; volume remained flat and represented more than 60% of total packaged meats volume. A change in mix away from private label caused total packaged meats volume to decline 2%.

Hog Production
Hog Production margins improved significantly to 12%, or $21 per head, as a reduction in U.S. hog inventories resulted in higher live hog prices. Live hog market prices increased 19% to $63 per hundredweight compared to $52 per hundredweight, while pre-interest raising costs rose to $57 per hundredweight versus $53 per hundredweight. Volumes declined 9% primarily as a result the divestiture of certain non-core hog farms.

International
The company's International segment reported a modest operating margin of 4%. Results in Poland were negatively impacted by higher input costs that pressured meat processing margins, as well as an increase in raising costs. The company's Romanian operations remained profitable for the quarter, but declined from the prior year. Equity income from the company's Mexican operations improved as a favorable hog production environment combined with improvements in processing margins to drive bottom line growth. Earnings from Campofrío declined as increased raw material costs and adverse economic conditions in Europe negatively impacted earnings.

Full Year Results

Pork
Fresh Pork
The company delivered record fresh pork margins of 9%, or $15 per head, resulting from tight supplies and strong demand, particularly in the export markets, which supported historically high pork cutout values. The company processed 10% fewer hogs, causing volume to decline 8%, mainly as a result of the closure of the Sioux City, Iowa plant in April 2010.

Packaged Meats
The company's coordinated sales and marketing platform continued to employ strong pricing discipline to deliver solid packaged meats margins of 6%, or $.13 per pound, in the face of record high raw material costs. Volume decreased approximately 4%.

Hog Production
Hog Production margins rebounded substantially to 8%, or $14 per head, as a reduction in hog inventories drove a 29% increase in live hog market prices to $57 per hundredweight, while pre-interest raising costs were approximately equal to the prior year at $54 per hundredweight. Volumes declined 6% as the company divested several non-core hog farms.

International
International segment operating margin decreased slightly to 9%. In Poland, lower live hog prices and higher raising costs pressured margins and partially offset record earnings in meat processing. The company's Romanian operations remained profitable; however, results declined versus the prior year due to an adverse fresh pork environment and the expiration of incentive programs. Equity income from the company's Mexican operations more than doubled due to a highly favorable hog production environment and improved processing margins. Earnings from Campofrío were comparable with the prior year after adjusting for $10.4 million of debt restructuring charges and $1.3 million of charges related to its discontinued Russian operations, both recorded in the prior fiscal year.

Outlook
“Looking forward to fiscal 2012, we expect to improve our packaged meats business and are committed to maintaining strong pricing discipline to deliver margins in our normalized range. One of our top priorities this year is to achieve profitable top line growth in our consumer packaged meats business, which will be fueled by increased consumer marketing of our key brands. Balanced supply and demand and strong exports should yield solid fresh pork margins, although we anticipate that profitability will return to more normalized levels. Given these factors, overall Pork segment profitability should continue to be robust in fiscal 2012,” Mr. Pope said.

“Furthermore, continued low global protein inventories are supporting a higher hog futures curve and yielding hog production profitability in fiscal 2012, despite higher grain prices that will push raising costs into the mid $60s per hundredweight. In addition, the Hog Production Group cost savings initiative is well underway and should improve our long-term cost structure,” he commented.

“Having considerably improved our balance sheet, we expect to achieve significantly lower year over year interest expense as well,” Mr. Pope added.

“Today we also announced that our board of directors has approved a $150 million share repurchase program. This decision underscores our commitment to drive value growth for our shareholders, coupled with our belief that our current stock price does not accurately reflect the earnings power of our business,” he remarked.

“Given this outlook, we believe that Smithfield is well positioned as a more efficient, less leveraged, more highly focused organization to deliver another very strong year to our shareholders in fiscal 2012,” Mr. Pope concluded.

Conference Call
The company will host a live conference call and audio webcast at 8:00 AM ET Thursday, June 16, 2011. Participants can access the call by dialing (800) 230-1059. The call will be webcast at http://investors.smithfieldfoods.com/events.cfm and will be archived at this location. A telephone replay will be available at (800) 475-6701 and will be archived for two weeks. The replay access code is 205799.

About Smithfield Foods
Smithfield Foods is a $12 billion global food company and the world's largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, John Morrell® and Farmland®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust environmental, food safety, employee safety, animal welfare and community involvement programs. For more information, visit www.smithfieldfoods.com.

This news release contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, our ability to effectively restructure portions of our operations and achieve cost savings from such restructurings and other risks and uncertainties described in our Annual Report on Form 10-K for fiscal 2010 and our Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2010. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statements that we make speak only as of the date of such statements, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	May 1, 2011	May 2, 2010	May 1, 2011	May 2, 2010
Sales	$3,116.4	$2,910.2	$12,202.7	$11,202.6
Cost of sales	2,659.9	2,731.3	10,488.6	10,472.5
Gross profit	456.5	178.9	1,714.1	730.1
Selling, general and administrative expenses	195.7	147.6	789.8	705.9
Gain on fire insurance recovery	—	—	(120.6)	—
Equity in income of affiliates	(5.8)	(8.0)	(50.1)	(38.6)
Operating profit	266.6	39.3	1,095.0	62.8
Interest expense	51.0	67.5	245.4	266.4
Loss on debt extinguishment	71.1	—	92.5	11.0
Income (loss) before income taxes	144.5	(28.2)	757.1	(214.6)
Income tax expense (benefit)	46.1	(23.6)	236.1	(113.2)
Net income (loss)	$98.4	$(4.6)	$521.0	$(101.4)

Net income (loss) per share:
Basic	$.59	$(.03)	$3.14	$(.65)
Diluted	$.59	$(.03)	$3.12	$(.65)

Weighted average shares outstanding:
Basic	166.1	165.9	166.0	157.1
Effect of dilutive stock options	1.4	—	1.2	—
Diluted	167.5	165.9	167.2	157.1

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF EQUITY IN (INCOME) LOSS OF AFFILIATES
(In millions)

		Three Months Ended		Nine Months Ended
Equity Investment	Segment	May 1, 2011	May 2, 2010	May 1, 2011	May 2, 2010
Mexican joint ventures	International	$(6.0)	$(1.9)	$(29.6)	$(13.2)
Campofrío Food Group (CFG)	International	1.0	(2.0)	(17.0)	(4.5)
Butterball	Other	—	(3.5)	(1.3)	(18.8)
All other equity method investments	Various	(0.8)	(0.6)	(2.2)	(2.1)
Equity in income of affiliates		$(5.8)	$(8.0)	$(50.1)	$(38.6)

CFG prepares its financial statements in accordance with International Financial Reporting Standards. Our share of CFG’s results reflects U.S. GAAP adjustments. There may be differences between what we report for CFG and what CFG reports.